FORM 10-Q

Exhibit 2.2(e)



                     FIRST AMENDMENT TO
                   JOINT VENTURE AGREEMENT



     FIRST AMENDMENT, dated as of June 14 , 1995, to the Joint Venture Agreement, dated as of June 25, 1993 (the "Agreement"), between Compania Industrial de Parras, S.A. de C.V. ("CIPSA"), a sociedad anonima de capital variable organized under the laws of the United Mexican States, and Cone Mills (Mexico), S.A. de C.V. ("Cone"), a sociedad anonima de capital variable organized under the laws of the United Mexican States. Capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

                          RECITALS

A. CIPSA and Cone have formed Parras Cone de Mexico, S.A. de C.V. ("JV"), a sociedad anonima de capital variable organized under the laws of the United Mexican States for the purpose of carrying out the Project, as contemplated by the Agreement.

B.   CIPSA and Cone desire that JV borrow from Morgan Guaranty
     Trust Company of New York the principal amount of US$7,000,000 pursuant to a promissory note dated the date hereof (as amended from time to time, the "Initial
     Note"), the Initial Note to be guaranteed by Cone.

C. In order to obtain financing that will enable it to make additional capital contributions to JV, CIPSA desires to sell certain shares of JV Stock owned by CIPSA (the "CIPSA Stock") to a special purpose financing vehicle (the "SMM") established by JP Morgan & Co. Incorporated or a subsidiary thereof. Cone desires for CIPSA to sell the CIPSA Stock to the SMM.

D. In order to meet the foregoing objectives, CIPSA and Cone desire to amend certain terms and provisions of the Joint
     Venture Agreement, as provided herein.

     NOW, THEREFORE, CIPSA and Cone hereby agree to each of the following amendments to the Agreement:

FORM 10-Q

     1.   Amendment of Section 1.2.  Clause (iii) of Section
          1.2(a) is hereby amended by inserting after the word "foregoing" in the fifth line thereof the following:

          ", other than any capital increase or issuance of securities in connection with an Additional
          Contribution pursuant to Section 5.2"

     2. Amendment of Section 1.3. Section 1.3 is hereby amended and restated in its entirety as follows:

          1.3. Deadlock. If (a) so long as there are only two Stockholders and each Stockholder holds 50% of the outstanding shares of JV Stock, the Stockholders are unable to reach agreement on any proposed Ordinary Action or (b) at any time, the Stockholders are unable to reach agreement on any proposed Extraordinary Action (including, without limitation, as a result of the failure by any Stockholder to attend any Stockholders' meeting), then in either case such matter shall be deemed to be a Disputed Action for purposes of this Agreement and shall be referred for resolution pursuant to
          Article IV.

     3. Amendment of Section 2.3. Section 2.3 is hereby amended by appending the following to the end thereof:

          If at any time any Stockholder shall have a greater number of designees on the Board of Directors than the number of Directors to which such Stockholder is entitled under this Section 2.3, then such Stockholder shall forthwith cause to resign or otherwise remove one or more of its designees so as to comply with this Section 2.3.

     4. Amendment of Section 3.1. Section 3.1(a) is hereby amended by deleting from the fifth through seventh lines thereof the following: ", including without limitation any decision to draw upon the Letters of Credit in accordance with Article V".

FORM 10-Q

     5. New Section 3.5. Article III is hereby amended and supplemented by adding to Article III the following new Section 3.5:

          3.5. Secretary of the Board of Directors. Cone and CIPSA shall consult and agree upon a nominee for Secretary of the Board of Directors, which Secretary shall be an independent Mexican attorney. Each Stockholder shall cause its designees on the Board of Directors, if any, to take such actions as are necessary so as to appoint and continue in office the person so designated as the Secretary of the Board of Directors. Cone and CIPSA shall jointly have the right to replace such designee at any time by notice to the Board of Directors and the other Stockholders and, in such event, Cone and CIPSA shall cause their respective designees on the Board of Directors, if any, to take such actions as are necessary in order to elect such replacement as promptly as practicable, including without limitation by convening and holding a meeting of the Board of Directors.

     6. New Section 3.6. Article III is hereby amended and supplemented by adding to Article III the following new Section 3.6:

          3.6. Signatures. Any agreement or transaction or group of related agreements or transactions involving an expenditure or incurrence of indebtedness or other liability by JV in an amount exceeding US$1,000,000 shall require the signatures of both the Chief Executive Officer and the Chief Financial Officer.

     7. Amendment of Section 5.2. Section 5.2 of the Agreement is hereby amended by (i) inserting after "Contribution Notice"), in the third line thereof the following: "which Contribution Notice may be issued by the Chief Financial Officer,"; and (ii) deleting the amount of "US$20,000,000" from the last line thereof and replacing it with the amount of "US$32,000,000". Section 5.2 is hereby further amended by appending the following to the end thereof:

FORM 10-Q

          If either Stockholder shall not, within 10 days following receipt of the Contribution Notice or by such later date specified therein, contribute such Additional Contribution or agree to pay such amount in the future in a form satisfactory to the other Stockholder, the shareholders as of May 1, 1995 of such Stockholder shall have the right, within two days following such date, to contribute such Additional Contribution. In the event that the shareholders of such Stockholder shall not contribute such Additional Contribution within such two days, the other Stockholder shall have the right to contribute such Additional Contribution and purchase the shares of JV Stock issuable in connection with such Additional Contribution.

     8.   Amendment of Section 6.1.  Clause (ii) of Section
          6.1(a) is hereby amended to read as follows:

          "(ii) to a Permitted Transferee of such Stockholder upon compliance with Section 6.1(b) and subject to
          Section 6.1(d),".

          Section 6.1 is hereby further amended and supplemented by adding thereto the following new
          Section 6.1(d):

          (d) Notwithstanding anything to the contrary in this Section 6.1 or in any other provision of this Agreement, in the event that any Stockholder transfers any shares of JV Stock to a Permitted Transferee pursuant to Section 6.1(a)(ii), such Stockholder shall cause such Permitted Transferee to continue to qualify as a Permitted Transferee as defined herein for so long as such Permitted Transferee holds any shares of JV Stock

     9. Amendment of Article VII. Article VII is hereby amended and supplemented by adding to Article VII the following new Section 7.6:

          7.6. Call Right upon Parras Change of Control or
          CIPSA Bankruptcy Event. Upon the occurrence of a Parras Change of Control or a CIPSA Bankruptcy
          Event (as such term is defined below), Cone shall

FORM 10-Q
          have the right to elect, by notice to CIPSA, to purchase from CIPSA all of the shares of JV Stock held by CIPSA at a price per share equal to the book value per share of JV Stock, as such book value is set forth in the balance sheet prepared in accordance with U.S. GAAP delivered pursuant to
          Section 7.1 (the "Book Value Price") provided, however, that each party to the Support Agreement, dated as of June 25, 1993, who was a stockholder of CIPSA as of May 1, 1995 (collectively, the "Offeree Stockholders") shall have the right to purchase from CIPSA, within ten days of delivery of such notice to CIPSA, at the Book Value Price, a percentage of the shares of JV Stock held by CIPSA equal to the percentage of shares of CIPSA common stock held by such Offeree Stockholder as of May 1, 1995. CIPSA shall, within one day after receipt of such notice from Cone, deliver to each such Offeree Stockholder a notice setting forth (i) the number of JV Shares that such Offeree Stockholder is entitled to purchase, (ii) the applicable Book Value Price and (iii) the date by which such right must be exercised. Within five days of the expiration of such period, CIPSA shall sell to Cone all such JV Shares that have not been purchased by such Offeree Stockholders by delivery of all documents necessary to transfer such shares of JV Stock, free and clear of all Liens, against payment of cash in the amount of the Book Value Price for each such share.

     10.  Definition of "Agreement".  Section 8.1(b) of the
          Agreement is hereby amended and supplemented by adding the following definition:

          "Agreement" means the Agreement, as amended by the First Amendment and as may otherwise be amended from time to time.

     11.  Definition of "CIPSA Bankruptcy Event".  Section
          8.1(b) of the Agreement is hereby amended and supplemented by adding the following definition:

          "CIPSA Bankruptcy Event" means the occurrence of any of the following: (i) a decree or order for relief in respect of CIPSA or any of its material

FORM 10-Q
          subsidiaries shall have been entered under any bankruptcy, reorganization, insolvency or similar law (herein called a "Bankruptcy Law"); (ii) CIPSA shall have petitioned to any tribunal for, or consented to, the appointment of, or taking possession by, a trustee, receiver or other similar official in respect of CIPSA or of any substantial part of its assets or shall otherwise have commenced a voluntary case or other similar proceeding under any Bankruptcy Law or any such petition shall have been filed, or any such proceedings shall have been commenced, against CIPSA or any of its material subsidiaries; or (iii) CIPSA or any of its material subsidiaries shall have become insolvent or generally unable to satisfy its obligations to creditors as they become due.

     12. Amendment of Definition of "Parras Change of Control". The definition of "Parras Change of Control" contained in Section 8.1(b) of the Agreement is hereby amended by deleting the amount "50%" and replacing it with the amount "30%".

     13. Amendment of Definition of "Permitted Transferee". The definition of "Permitted Transferee" contained in Section 8.1(b) of the Agreement is hereby amended and restated in its entity as follows:

          "Permitted Transferee" means (i) with respect to any Stockholder, any direct or indirect wholly-owned subsidiary of such Stockholder, any Person of which such Stockholder is the direct or indirect wholly-owned subsidiary, and any Person which is a direct or indirect wholly-owned subsidiary of a Person of which such Stockholder is the direct or indirect wholly-owned subsidiary, and (ii) with respect to CIPSA, the SMM and any transferee or purchaser of the CIPSA Stock or of beneficial interests in the SMM, to the extent and as contemplated by the agreements or instruments relating to the creation of the SMM. For purposes of determining whether a subsidiary is wholly-owned, directors' or other statutory qualifying shares shall not be taken into account.

FORM 10-Q

     14. Amendment of Definition of "Senior Officers". The definition of "Senior Officers" contained in
          Section 8.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

          "Senior Officers means the Chief Executive Officer, the Chief Financial Officer, the director of marketing, the director of manufacturing, the Secretary of the Board of Directors and such other officers as may be specified from time to time by the Board of Directors.

     15. Miscellaneous. Except as amended by this First Amendment, the terms, covenants and conditions of the Agreement (as amended by this First Amendment) are in all respects ratified and confirmed and, except as amended hereby, shall continue in full force and effect. This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

                         COMPANIA INDUSTRIAL DE PARRAS,
                         S.A. DE C.V.


                         By s/s RODOLFO GARCIA MURIEL
                            Name:  Rodolfo Garcia Muriel
                            Title:  Director General


                         CONE MILLS (MEXICO), S.A. DE C.V


                         By s/s  JOHN L. BAKANE
                            Name:  John L. Bakane
                            Title:  Presidente